UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 13G

(Rule 13d-102)

Information Statement Pursuant to Rules 13d-1 and 13d-2

Under the Securities Exchange Act of 1934

(Amendment No.  1)*

SanDisk Corporation
(Name of Issuer)

Common Stock
(Title of Class of Securities)

80004C101
(CUSIP Number)

December 31, 2004
Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]                               Rule 13d-1(b)
[X]                               Rule 13d-1(c)
[   ]                               Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 80004C101	13G	Page 2 of 20 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 521,635 shares of Common Stock 15,648 Call Options (exercisable for 1,564,800 shares of Common Stock)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 1.3% as of December 31, 2004 (based on 162,909,975 shares of Common Stock issued and outstanding as of September 26, 2004).
12.		TYPE OF REPORTING PERSON
PN; HC

CUSIP NO. 80004C101	13G	Page 3 of 20 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GLB Partners, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 521,635 shares of Common Stock 15,648 Call Options (exercisable for 1,564,800 shares of Common Stock)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 1.3% as of December 31, 2004 (based on 162,909,975 shares of Common Stock issued and outstanding as of September 26, 2004).
12.		TYPE OF REPORTING PERSON
PN; HC

CUSIP NO. 80004C101	13G	Page 4 of 20 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Investment Group, L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 521,635 shares of Common Stock 15,648 Call Options (exercisable for 1,564,800 shares of Common Stock)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 1.3% as of December 31, 2004 (based on 162,909,975 shares of Common Stock issued and outstanding as of September 26, 2004).
12.		TYPE OF REPORTING PERSON
OO; HC

CUSIP NO. 80004C101	13G	Page 5 of 20 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kenneth Griffin
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 521,635 shares of Common Stock 15,648 Call Options (exercisable for 1,564,800 shares of Common Stock)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 1.3% as of December 31, 2004 (based on 162,909,975 shares of Common Stock issued and outstanding as of September 26, 2004).
12.		TYPE OF REPORTING PERSON
IN; HC

CUSIP NO. 80004C101	13G	Page 6 of 20 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Wellington Partners L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 521,635 shares of Common Stock 15,648 Call Options (exercisable for 1,564,800 shares of Common Stock)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 1.3% as of December 31, 2004 (based on 162,909,975 shares of Common Stock issued and outstanding as of September 26, 2004).
12.		TYPE OF REPORTING PERSON
PN; HC

CUSIP NO. 80004C101	13G	Page 7 of 20 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Kensington Global Strategies Fund Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 521,635 shares of Common Stock 15,648 Call Options (exercisable for 1,564,800 shares of Common Stock)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 1.3% as of December 31, 2004 (based on 162,909,975 shares of Common Stock issued and outstanding as of September 26, 2004).
12.		TYPE OF REPORTING PERSON
CO; HC

CUSIP NO. 80004C101	13G	Page 8 of 20 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Equity Fund Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 521,635 shares of Common Stock 15,648 Call Options (exercisable for 1,564,800 shares of Common Stock)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 1.3% as of December 31, 2004 (based on 162,909,975 shares of Common Stock issued and outstanding as of September 26, 2004).
12.		TYPE OF REPORTING PERSON
CO; HC

CUSIP NO. 80004C101	13G	Page 9 of 20 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Wellington Partners L.P. SE
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 521,635 shares of Common Stock 15,648 Call Options (exercisable for 1,564,800 shares of Common Stock)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 1.3% as of December 31, 2004 (based on 162,909,975 shares of Common Stock issued and outstanding as of September 26, 2004).
12.		TYPE OF REPORTING PERSON
PN; HC

CUSIP NO. 80004C101	13G	Page 10 of 20 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Derivatives Group LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 521,635 shares of Common Stock 15,648 Call Options (exercisable for 1,564,800 shares of Common Stock)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 1.3% as of December 31, 2004 (based on 162,909,975 shares of Common Stock issued and outstanding as of September 26, 2004).
12.		TYPE OF REPORTING PERSON
OO; BD

CUSIP NO. 80004C101	13G	Page 11 of 20 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Antaeus International Investments Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 521,635 shares of Common Stock 15,648 Call Options (exercisable for 1,564,800 shares of Common Stock)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 1.3% as of December 31, 2004 (based on 162,909,975 shares of Common Stock issued and outstanding as of September 26, 2004).
12.		TYPE OF REPORTING PERSON
CO; HC

CUSIP NO. 80004C101	13G	Page 12 of 20 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Aragon Investments, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 521,635 shares of Common Stock 15,648 Call Options (exercisable for 1,564,800 shares of Common Stock)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 1.3% as of December 31, 2004 (based on 162,909,975 shares of Common Stock issued and outstanding as of September 26, 2004).
12.		TYPE OF REPORTING PERSON
CO; BD

CUSIP NO. 80004C101	13G	Page 13 of 20 Pages

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Saragossa Trading, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 521,635 shares of Common Stock 15,648 Call Options (exercisable for 1,564,800 shares of Common Stock)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 1.3% as of December 31, 2004 (based on 162,909,975 shares of Common Stock issued and outstanding as of September 26, 2004).
12.		TYPE OF REPORTING PERSON
OO

CUSIP NO. 80004C101	13G	Page 14 of 20 Pages

Item 1(a)	Name of Issuer:	SANDISK CORPORATION

1(b)	Address of Issuer’s Principal Executive Offices:

140 Caspian Court
Sunnyvale, CA 94089

Item 2(a)	Name of Person Filing
Item 2(b)	Address of Principal Business Office
Item 2(c)	Citizenship

Citadel Limited Partnership
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Illinois limited partnership

GLB Partners, L.P.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Delaware limited partnership

Citadel Investment Group, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Delaware limited liability company

Kenneth Griffin
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
U.S. Citizen

Citadel Wellington Partners L.P.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Illinois limited partnership

CUSIP NO. 80004C101	13G	Page 15 of 20 Pages

Citadel Wellington Partners L.P. SE
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Delaware limited partnership

Citadel Antaeus International Investments Ltd.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Cayman Islands company

Citadel Kensington Global Strategies Fund Ltd.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Bermuda company

Citadel Equity Fund Ltd.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Cayman Islands company

Citadel Derivatives Group LLC
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Delaware limited liability company

Aragon Investments, Ltd.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60603
Bermuda company

Saragossa Trading LLC
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
32nd Floor
Chicago, Illinois 60603
Delaware limited liability company

CUSIP NO. 80004C101	13G	Page 16 of 20 Pages

2(d)	Title of Class of Securities:

Common Stock, par value $0.001 per share

2(e)	CUSIP Number: 80004C101

Item 3	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	[__]	Broker or dealer registered under Section 15 of the Exchange Act;

(b)	[__]	Bank as defined in Section 3(a)(6) of the Exchange Act;

(c)	[__]	Insurance company as defined in Section 3(a)(19) of the Exchange Act;

(d)	[__]	Investment company registered under Section 8 of the Investment Company Act;

(e)	[__]	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	[__]	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	[__]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	[__]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	[__]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	[__]	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ☒

Item 4	Ownership:

CITADEL LIMITED PARTNERSHIP
GLB PARTNERS, L.P.
CITADEL INVESTMENT GROUP, L.L.C.
KENNETH GRIFFIN
CITADEL WELLINGTON PARTNERS L.P.
CITADEL WELLINGTON PARTNERS L.P. SE
CITADEL ANTAEUS INTERNATIONAL INVESTMENTS LTD.

CUSIP NO. 80004C101	13G	Page 17 of 20 Pages

CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.
CITADEL EQUITY FUND LTD.
CITADEL DERIVATIVES GROUP LLC
ARAGON INVESTMENTS, LTD.
SARAGOSSA TRADING LLC

(a)	Amount beneficially owned:

521,635 shares of Common Stock

15,648 Call Options (exercisable for 1,564,800 shares of Common Stock)

(b)	Percent of Class:

Approximately 1.3% as of December 31, 2004 (based on 162,909,975 shares of Common Stock issued and outstanding as of September 26, 2004).

(c)	Number of shares as to which such person has:

(i) sole power to vote or to direct the vote:

0

(ii) shared power to vote or to direct the vote:

See item (a) above.

(iii) sole power to dispose or to direct the disposition of:

0

(iv) shared power to dispose or to direct the disposition of:

See item (a) above.

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☒

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

CUSIP NO. 80004C101	13G	Page 18 of 20 Pages

See Item 2 above.

Item 8	Identification and Classification of Members of the Group:

Not Applicable.

Item 9	Notice of Dissolution of Group:

Not Applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

* Mathew B. Hinerfeld is signing on behalf of Kenneth Griffin as attorney-in-fact pursuant to a power of attorney previously filed with the Securities and Exchange Commission on February 4, 2005, and hereby incorporated by reference herein.  The power of attorney was filed as an attachment to a filing by Citadel Limited Partnership on Schedule 13G/A for Komag, Incorporated.

CUSIP NO. 80004C101	13G	Page 19 of 20 Pages

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 8th day of February, 2005		KENNETH GRIFFIN

		By:	/s/ Matthew B. Hinerfeld
Matthew B. Hinerfeld, attorney-in-fact*

CITADEL LIMITED PARTNERSHIP		CITADEL INVESTMENT GROUP, L.L.C.

By:	GLB Partners, L.P.,	By:	/s/ Matthew B. Hinerfeld
	its General Partner		Matthew B. Hinerfeld, Managing
Director and Deputy General Counsel
By:	Citadel Investment Group, L.L.C.,
	its General Partner	CITADEL DERIVATIVES GROUP LLC

By:	/s/ Matthew B. Hinerfeld	By:	Citadel Limited Partnership,
	Matthew B. Hinerfeld, Managing		its Managing Member
Director and Deputy General Counsel
		By:	GLB Partners, L.P.,
GLB PARTNERS, L.P.			its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Matthew B. Hinerfeld	By:	/s/ Matthew B. Hinerfeld
	Matthew B. Hinerfeld, Managing		Matthew B. Hinerfeld, Managing
	Director and Deputy General Counsel		Director and Deputy General Counsel

CITADEL ANTAEUS INTERNATIONAL INVESTMENTS LTD.		CITADEL EQUITY FUND LTD.

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its Portfolio Manager		its Portfolio Manager

By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Matthew B. Hinerfeld	By:	/s/ Matthew B. Hinerfeld
	Matthew B. Hinerfeld, Managing		Matthew B. Hinerfeld, Managing
	Director and Deputy General Counsel		Director and Deputy General Counsel

CUSIP NO. 80004C101	13G	Page 20 of 20 Pages

CITADEL WELLINGTON PARTNERS L.P.		CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.

By:	Citadel Limited Partnership, its General Partner	By:	Citadel Limited Partnership, its Portfolio Manager

By:	GLB Partners, L.P., its General Partner	By:	GLB Partners, L.P., its General Partner

By:	Citadel Investment Group, L.L.C., its General Partner	By:	Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Matthew B. Hinerfeld	By:	/s/ Matthew B. Hinerfeld
	Matthew B. Hinerfeld, Managing		Matthew B. Hinerfeld, Managing
	Director and Deputy General Counsel		Director and Deputy General Counsel

CITADEL WELLINGTON PARTNERS L.P. SE		ARAGON INVESTMENTS, LTD.

By:	Citadel Limited Partnership, its General Partner	By:	Citadel Limited Partnership, its Portfolio Manager

By:	GLB Partners, L.P., its General Partner	By:	GLB Partners, L.P., its General Partner

By:	Citadel Investment Group, L.L.C., its General Partner	By:	Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Matthew B. Hinerfeld	By:	/s/ Matthew B. Hinerfeld
	Matthew B. Hinerfeld, Managing		Matthew B. Hinerfeld, Managing
	Director and Deputy General Counsel		Director and Deputy General Counsel

SARAGOSSA TRADING LLC

By:	/s/ Matthew B. Hinerfeld
Matthew B. Hinerfeld, attorney-in-fact*